Exhibit 3(i)(8)

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20090691326-68
	Filing Date and Time 09/21/2009 12:30 PM
	Entity Number C2682-1980

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

SPARTA COMMERCIAL SERVICES, INC. (C2682-1980)

2. The articles have been amended as follows: (provide article numbers, if available)

Article 4 is hereby amended as follows:

The total authorized capital stock of the Corporation shall consist of 760,000,000 (seven hundred and sixty million) shares, having a par value of $.001.

Of the 760,000,000 shares, 750,000,000 (seven hundred and fifty million) shares shall be Common stock and 10,000,000 (ten million) shares shall be Preferred stock.

Please see attachment for additional information.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 84,902,125 constituting a majority

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ADDENDUM 1 TO AMENDMENT OF ARTICLES OF INCORPORATION

OF

SPARTA COMMERICAL SERVICES, INC.

4. The total authorized capital stock of the corporation shall be consist of Seven Hundred Sixty Million (760,000,000) shares, having a par value of $.001, of which Seven Hundred Fifty Million (750,000,000) shares shall be Common Stock, par value $.001 per share, and Ten Million (10,000,000) shares be Preferred Stock of par value $.001 per share. The Preferred Stock may be issued in one or more series at the discretion of the Board of Directors. The Board of Directors is hereby vested with authority to fix be resolution the designations powers, preferences, limitations, restrictions and relative, participating and other special rights, qualifications or restrictions thereof, including, without limitation, the dividend or interest rates, conversion or exchange rights, voting rights, redemption prices, maturity dates, liquidation preferences and similar matters, of any series of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the number of shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of such series.